GameStop Reports 2014 Holiday Sales Results

Next generation software sales grew 94% compared to the 2013 holiday period

Digital receipts increased 43%

Fourth quarter & full year EPS guidance reiterated

Grapevine, TX (Jan. 13, 2015)—GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales results for the nine-week holiday period ended January 3, 2015.

Total global sales for the holiday period were $2.94 billion, a 6.7% decline compared to the 2013 holiday sales period, or -4.0% in constant currency. Due to the current strength of the U.S. dollar, the company’s sales were negatively impacted by foreign currency exchange rates as described in this release.

Total comparable store sales decreased 3.1%, comprised of -3.3% in the U.S. and -2.7% internationally. By month, November’s comparable store sales declined 12.0% as the company overlapped last November’s PS4 and Xbox One console launches, while December’s comparable store sales increased 4.4%.

Paul Raines, chief executive officer, stated, “During the holiday period, consumer demand for video games was strong, resulting in new software sales growth. We expect that trend to continue into the first quarter. Overall, each of our business units performed well giving us positive momentum as we look toward 2015.”

New software sales grew 5.8%, or 8.9% in constant currency. The growth was driven by a 94.4% increase in PS4 and Xbox One software, led by titles such as Activision’s Call of Duty: Advanced Warfare, Rockstar’s Grand Theft Auto V and Ubisoft’s Far Cry 4.

Sales of new hardware declined 32.0%, or 29.8% in constant currency. The decline was primarily attributable to overlapping last year’s new console launches and lower unit price points this year. Demand for next generation hardware continues to be strong demonstrated by the 31.3% increase in units sold in December 2014 compared to December 2013.

The pre-owned/value category decreased 1.3%; however, it increased 1.0%, +1.3% in the U.S. and flat internationally, in constant currency.

Sales in the mobile & consumer electronics category increased 28.0%, or 28.6% in constant currency. The growth was driven by a 75.8% rise in Technology Brands revenues.

Non-GAAP digital receipts increased 42.8%, or 46.4% in constant currency, to $296.6 million, or $53.2 million of sales on a GAAP basis. The increase was driven primarily by console digital sales, which grew more than 50% compared to the prior year period.

Capital Allocation Update
During the holiday period, GameStop repurchased 1.23 million shares of common stock at an average price of $38.62, or $47.5 million worth of stock. As of the end of the holiday period, the company had approximately $461.5 million remaining of its current share repurchase authorization.

Guidance Update
Based on the holiday sales results, GameStop is reiterating its previously announced fourth quarter and full year earnings per share guidance ranges of $2.08 to $2.24 and $3.40 to $3.55, respectively. GameStop now expects comparable store sales for the fourth quarter and the full year to range from -2.5% to -1.0% and 3.0% to 4.0%, respectively.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,600 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and www.buymytronics.com, an online consumer electronics trade-in platform. In addition, our Technology Brands segment includes our Simply Mac, Spring Mobile and Cricket stores. Simply Mac, www.simplymac.com, operates 60 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 358 AT&T branded stores. Cricket Wireless, www.cricketwireless.com, offers pre-paid wireless services, devices and related accessories. We operate 63 Cricket stores in select markets throughout the United States.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2014, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; the risks associated with international operations, wireless industry operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Feb. 1, 2014 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact:
Matt Hodges
VP, Public & Investor Relations
GameStop Corp.
817-424-2130

Schedule I
GameStop Corp.
Sales Mix

	9 Weeks Ended		9 Weeks Ended
	Jan. 3, 2015		Jan. 4, 2014
		Percent		Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$713.0	24.2%	$1,048.2	33.3%
New video game software	1,143.0	38.9%	1,080.4	34.3%
Pre-owned and value video game products	560.0	19.0%	567.3	18.0%
Video game accessories	216.7	7.4%	204.7	6.5%
Digital	53.2	1.8%	51.1	1.6%
Mobile and consumer electronics	132.1	4.5%	103.2	3.3%
Other	122.4	4.2%	95.0	3.0%

Total	$2,940.4	100.0%	$3,149.9	100.0%